[LETTERHEAD OF DENNIS R. NELSON, G.C.]


                                                               Exhibit 5(a)






                                     July 8, 1997



          Tucson Electric Power Company
          220 West Sixth Street
          Tucson, Arizona  85701



          Ladies and Gentlemen:

                    I am Vice President and General Counsel of Tucson Electric Power Company, an Arizona corporation (the "Company"), and have acted as such in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of one million shares (the "Shares") of the Company's Common Stock, without par value ("Common Stock"), to be issued under its Investment Plus Plan (the "Plan").

                    For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, which incorporates the Plan in its entirety; (ii) the Amended and Restated Articles of Incorporation and Bylaws of the Company, as in effect on the date hereof; (iii) resolutions adopted by the Board of Directors of the Company relating to the adoption of the Plan and the reservation of Common Stock for issuance thereunder; and (iv) such other documents, certificates or other records as I have deemed necessary or appropriate.

                    Based upon the foregoing, and subject to the qualifications hereinafter expressed, I am of the opinion that:

                    (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

                    (2) The Shares included in the Registration Statement will be duly authorized and validly issued, and fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Company shall have received all necessary regulatory approvals required for the issuance and sale of the Shares in accordance with the Plan; (iii) the purchase price for the Shares shall have been paid for and
                         (iv) the Shares shall have been issued in accordance with the terms of the Plan.

                    As a member of the Bar of the State of Arizona, I do not hold myself out as an expert on the laws of other jurisdictions except the laws of the United States.

                    Reid & Priest LLP is authorized to rely upon this letter as to matters of Arizona law. This letter is not being delivered for the benefit of, nor may it be relied upon by, any person or entity to which it is not specifically addressed or by which reliance is not expressly authorized hereby.

                    I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5(a) to the Registration Statement.


                                        Very truly yours,

                                        /s/ Dennis R. Nelson

                                        Dennis R. Nelson, Esq.
                                        Vice President and General Counsel